Exhibit 3.1

Certificate of Amendment to Certificate of Incorporation of Perma-Pipe International Holdings, Inc.

(Under Section 242 of the Delaware General Corporation Law)

It is hereby certified that:

1.The name of the corporation is MFRI, Inc. (the "Corporation").

2.The Certificate of Incorporation of the Corporation was filed with the Secretary of State on October 12, 1993.

3.A Certificate of Amendment of Certificate of Incorporation of the Corporation was filed with the Secretary of State on January 26, 1994.

4.A Certificate of Merger of the Corporation was filed with the Secretary of State on December 30, 1996.

5.A Certificate of Amendment to Certificate of Incorporation of the Corporation was filed with the Secretary of State on June 30, 2000.

6.The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

"FIRST:     The name of the corporation is Perma-Pipe International Holdings, Inc. (hereinafter the "Corporation")."

7.The amendment will be effective at 12:01 a.m. Eastern Time on March 20, 2017.

8.The amendment of the Certificate of Incorporation herein certified has been duly adopted, pursuant to the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, by resolution of its Board of Directors.

Dated: March 17, 2017

By: /s/ Karl J. Schmidt
Name: Karl J. Schmidt
Title: Vice President and Chief Financial Officer